                                                                    Exhibit 99.2


                                          CONTACTS:   LEIV LEA
                                                      Pharmacyclics, Inc.
                                                      (408) 774-0330
                                                      IAN R. MCCONNELL
                                                      WeissCom Partners
                                                      (415) 362-5018


     PHARMACYCLICS ANNOUNCES PRESENTATION OF PRELIMINARY RESULTS EVALUATING
            XCYTRIN FOR THE TREATMENT OF CHRONIC LYMPHOCYTIC LEUKEMIA

SUNNYVALE, CA, MARCH 11, 2004 -- Pharmacyclics, Inc. (Nasdaq: PCYC) today announced the presentation of preliminary results from its ongoing, recently initiated, Phase 2 trial evaluating Xcytrin(R) (motexafin gadolinium) Injection as a single agent for the treatment of relapsed chronic lymphocytic leukemia
(CLL) at the International Congress of Hematologic Malignancies being held in Whistler, British Columbia, Canada, March 10-13.

The presentation entitled, "Motexafin Gadolinium in Hematologic Malignancies," outlined early data from an ongoing study evaluating Xcytrin for the treatment of recurrent CLL. Eleven patients, each who had failed several prior treatment regimens for the disease, were given Xcytrin daily for five days every three weeks for two cycles or until disease progression. Although it is early in the trial with several patients still undergoing treatment and evaluation, anti-tumor activity has been observed in several patients based on regression of involved lymph nodes and spleen and a decrease in circulating tumor cells in the blood. Based on these results, Pharmacyclics plans to expand its trials in CLL and other non-Hodgkin's lymphomas to additional centers.

The trial results to date indicate that Xcytrin treatment has been well tolerated with no evidence of hematologic suppression. One patient, with widespread disease and lymphomatous involvement of the small bowel, experienced a tumor response related complication. This patient developed a perforation of the small bowel caused by regression of the tumor in the

                                     -more-
bowel wall. This complication is seen often in patients with lymphoma involving the bowel that responds to treatment. The patient recovered uneventfully and has no evidence of disease progression after two cycles of therapy.

ABOUT CHRONIC LYMPHOCYTIC LEUKEMIA AND NON-HODGKIN'S LYMPHOMA

CLL and non-Hodgkin's lymphomas are malignancies of lymphoid cells. CLL primarily involves the bone marrow and blood. Tumor cell growth in these patients usually causes an elevation of peripheral blood white cell counts, and infiltration of bone marrow, lymph nodes, spleen and other organs. Patients with CLL are typically treated with chemotherapy or monoclonal antibodies. Although patients often respond to initial therapy, ultimately all patients relapse. Relapsed CLL is not curable and patients become resistant to standard therapies. Non-Hodgkin's lymphomas are usually widely disseminated at disease presentation commonly involving multiple lymph node sites, the bone marrow, and other organs. Although they often respond to initial chemotherapy, most patients with relapsed B-cell non-Hodgkin's lymphomas are not cured with existing treatments.

ABOUT XCYTRIN

Xcytrin is the first in a class of investigational drugs called texaphyrins, which are rationally designed small molecules that have a unique way of working inside diseased cells. Following administration, Xcytrin selectively localizes and accumulates inside cancer cells, due to their high rates of metabolism where it induces programmed cell death by generating reactive oxygen species. Previous preclinical studies have demonstrated that lymphoid malignancies are particularly sensitive to reactive oxygen species. Because Xcytrin is a paramagnetic compound, its presence is visible with MRI. Studies with MRI have confirmed the selective localization of Xcytrin in primary and metastatic tumors.

Pharmacyclics is currently conducting an international pivotal, randomized Phase 3 clinical trial designed to compare the effects of whole brain radiation therapy (WBRT) alone to WBRT plus Xcytrin for the treatment of brain metastases (cancer that has spread to the brain from another

                                     -more-
part of the body) in patients suffering from non-small-cell lung cancer (NSCLC). This trial, known as the SMART trial, will enroll 550 patients at leading medical centers in the United States, Canada, Europe and Australia. Pharmacyclics has been granted Fast-Track status by the U.S. Food and Drug Administration (FDA) for Xcytrin(R) (motexafin gadolinium) Injection for the treatment of brain metastases in NSCLC patients. Xcytrin also is currently under investigation in several Phase 1 and Phase 2 clinical trials in various cancers evaluating its use as a single agent and in combination with chemotherapy and/or radiation therapy.

ABOUT PHARMACYCLICS

Pharmacyclics is a pharmaceutical company developing products to improve upon current therapeutic approaches to cancer and atherosclerosis. The company's products are rationally designed, ring-shaped small molecules called texaphyrins that selectively target and disrupt the bioenergetic processes of diseased cells, such as cancer and atherosclerotic plaque. More information about the company, its technology, and products can be found on its web site at www.pcyc.com.

NOTE: Other than statements of historical fact, the statements made in this press release about the enrollment, progress of and reports of results from preclinical studies, clinical trials, clinical development plans and product development activities are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. The words "believe," "will," "continue," "plan," "expect," "intend," "anticipate," variations of such words, and similar expressions also identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements. Factors that could affect actual results include risks associated with the initiation, timing, design, enrollment and cost of clinical trials, whether Xcytrin will be shown to be safe or effective in treating patients with Chronic Lymphocytic Leukemia in Phase 2 or later stage clinical trials; the progress of research and development programs in this indication; the regulatory approval process in the United States and other countries; and future capital requirements. For further information about these risks and other factors that may affect the actual results achieved by Pharmacyclics, please see the company's reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its quarterly report on Form 10-Q for the period ended December 31, 2003. Pharmacyclics, the "pentadentate" logo and Xcytrin are registered trademarks of Pharmacyclics, Inc. Forward-looking statements contained in this announcement are made as of this date, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

                                      # # #